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                                                                   Exhibit 99.11

                          INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933, filed under Registration Statement No. 333-50315, of our report dated May 28, 1998, relating to the statement of assets and liabilities of the Puget Sound Market Neutral Portfolio, a series of Puget Sound Alternative Investment Series Trust, included in the Statement of Additional Information, and to the reference to us under the captions "Performance Information of the Sub-Adviser" and "Experts" appearing in such Registration Statement.


DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

San Francisco, California
June 9, 1998